Exhibit 10.17

<Date>

<Name>

<Address>

<City, State, Zip>

Dear <First Name>:

The Board of Directors of CarMax, Inc. wants to provide you with an opportunity to share in the success of our Company.

Accordingly, I am pleased to inform you that, as of                     , 200     (the “Grant Date”), the Compensation Committee of the Company’s Board of Directors exercised its authority pursuant to the Amended and Restated 2002 Stock Incentive Plan (the “Plan”) and granted you non-statutory options to purchase shares of the Common Stock of CarMax, Inc. (“CarMax Options”) as set forth herein. These options are not qualified for Incentive Stock Option tax treatment. Limited stock appreciation rights (“SARs”), described below, were also granted in connection with these options.

Number of Shares Subject to Option:	<NUMBER>
Option Price Per Share:	<$>

Vesting of Options

Your date for measuring vesting (“Vesting Date”) is                     , 200    . The ability to acquire CarMax Options will vest according to the following schedule: one-fourth on                     , 200    , one-fourth on                     , 200    , one-fourth on                     , 200    , and one-fourth on                     , 200    . In other words, on                     , 200_, and on each of the three succeeding anniversaries of that date, you shall become entitled to exercise cumulatively a total of 25%, 50%, 75% and 100%, respectively, of the option shares. Notwithstanding any other provision contained in this agreement, no portion of the CarMax Options may vest until a minimum of six months from the date of issuance, including options that would otherwise immediately vest following your death, disability, or retirement.

Termination of Options

The CarMax Options shall terminate upon the earliest to occur of the following conditions:

1.	Expiration. The CarMax Options will expire on , 200 (the “Expiration Date”).

2.	By Death, Disability, or Retirement; Immediate Vesting. If your employment by the Company terminates because you die, become disabled or retire (in accordance with retirement eligibility provisions of the Company’s retirement plan), all of your CarMax Options covered by this agreement will become immediately vested, effective as of the date of your termination. For termination by reason of death or disability, you, your personal representative, distributees, or legatees, as applicable, must exercise your vested CarMax Options within one (1) year of your termination date or they will expire. For termination by reason of retirement, you must exercise your vested CarMax Options within three (3) months of your termination date or they will expire.

3.	Termination For Cause. Upon termination of your employment with CarMax for cause as defined in your Executive Employment Agreement dated , 200 (termination for “Cause”), your CarMax Options will terminate immediately.

4.	Termination Without Cause; Resignation. In the event that your employment with CarMax is terminated without cause as defined in your Executive Employment Agreement dated , 200 (“Termination Without Cause”), or in the event that you resign from CarMax, you must exercise your vested CarMax Options within three (3) months of your termination date or they will expire. Options that have not vested by your termination date will expire on your termination date. Employees on authorized leave will not be considered as having terminated merely by reason of the leave and will continue to be eligible to exercise and sell their CarMax Options during the period of the leave.

Exercise of Options

When the CarMax Options are exercisable, you may purchase CarMax shares under your option grant by:

1.	Giving written notice to CarMax, signed by you, stating the number of shares you have elected to purchase.

2.	Remitting payment of the purchase price in full. You may deliver previously owned shares of CarMax, Inc. stock in satisfaction of all or any part of the purchase price or make other arrangements satisfactory to CarMax regarding payment of the purchase price.

3.	Remitting payment to satisfy the income tax withholding requirements for non-statutory options.

Change of Control; SARs

Notwithstanding anything to the contrary herein, if a Change of Control as defined in the Plan occurs, all unexpired and unvested CarMax Options granted hereunder shall immediately vest and you shall have the right during the period beginning on the date of the Change of Control and ending on the Expiration Date to exercise any and all such CarMax Options in accordance with the provisions contained herein. The vested portion of the CarMax Options may be exercised at any time during the period beginning with the vesting date and ending on                     , 200     (the “Expiration Date”).

Also, following a Change of Control, you may choose to exercise the SARs granted hereunder in lieu of exercising those CarMax Options which have immediately vested. Doing so will relieve you of the obligation to pay for the exercise of your CarMax Options as described above and, instead, will allow you to receive a cash payment of the net value of your SARs as calculated below without having to remit any payment to the Company. The SARs granted in connection with the options are limited SARs and may be exercised in accordance with the Plan and the terms hereof as follows:

1.	The SARs shall only be exercisable if a Change of Control occurs. In such event, they will be exercisable at any time during a period of 90 days beginning on the date the Change of Control occurs unless such date is before , 200 , in which case the 90 days will begin on , 200 . To the extent that the SARs or their underlying options are not exercised during an exercise period, the SARs will become unexercisable again until such time as another Change of Control occurs or , 200 , when they expire.

2.	When the SARs become exercisable, you may purchase CarMax shares under your option grant by giving written notice to CarMax, signed by you, stating the number of SARs that you are exercising.

3.	Upon exercise of the SARs, you shall receive in exchange from the Company an amount equal to the excess of (x) the fair market value of the Company’s Common Stock on the date of exercise, over (y) the option price of the Common Stock covered by the underlying option. The fair market value of the Company’s Common Stock on the date of exercise shall be deemed to be the greater of:

a) The closing price of the Company’s Common Stock on the exchange on which it is then traded on the date immediately preceding the date of exercise; or

b) The highest closing price of the Company’s Common Stock on the exchange on which it is then traded, during the 90 days immediately preceding the Change of Control.

4.	The Company’s obligation arising upon exercise of the SARs shall be paid in cash.

5.	To the extent a SAR is exercised, the underlying CarMax Option must be surrendered. The underlying CarMax Option, to the extent surrendered, shall no longer be exercisable.

Stock Splits

If the number of outstanding shares of CarMax’s Common Stock is increased or decreased as a result of a stock dividend, stock split, subdivision or consolidation of shares, or other similar change in capitalization, the number of CarMax shares for which you have unexercised CarMax Options and the option price will automatically be adjusted (i) so as to preserve the ratio that existed immediately before the change between the number of such shares and the total number of shares of CarMax stock previously outstanding, and (ii) so that your aggregate option price remains the same; provided, however, that CarMax will not be required to issue any fractional shares upon exercise of your options as a result of such adjustment.

Stock Certificates

CarMax may place on any certificate representing CarMax stock issued upon the exercise of a CarMax Option any legend deemed desirable by its counsel to comply with Federal or state securities laws (or may take equivalent action with respect to any uncertificated shares of CarMax stock), and may require from you a customary written indication of your investment intent. Until you have made any required payment, including any withholding taxes, and have had issued to you a certificate (or other written confirmation of ownership in the uncertificated shares) for the shares of CarMax stock acquired, you shall possess no shareholder rights with respect to the shares.

Non-Transferability; Legal Fees

The CarMax Options are not transferable by you otherwise than by will or by the laws of descent and distribution and are exercisable during your lifetime only by you. The grant of these CarMax Options does not obligate CarMax to continue your employment after the grant. If there is any litigation involving CarMax Options, each party will bear its own expenses, including all legal fees, except that in the event of an action brought by you under this Agreement following a Change in Control, then insofar as such action is not deemed to be frivolous by the arbitrator, the Company shall bear all expenses related to the arbitration, including all legal fees incurred by you. The Compensation Committee of the Company’s Board of Directors shall have the authority to interpret and administer this agreement.

Please indicate your acceptance of the terms and conditions pertaining to the stock options granted herein by signing your name in the space provided below and returning one copy to the attention of Keith Browning, Executive Vice President & Chief Financial Officer. When signed by you, this letter will become a Stock Option Agreement between you and CarMax. This letter will not be effective as a Stock Option Agreement unless it is signed and returned to Keith Browning at the CarMax Corporate Headquarters (4900 Cox Road, Glen Allen, VA 23060), as soon as possible, but in no event later than                     , 200    . Such acceptance places no obligation or commitment on you to exercise the options.

Please return this agreement in a separate envelope via intercompany mail. Do not use overnight mail to return the agreement.

Sincerely,

Austin Ligon

President & Chief Executive Officer

ACCEPTED:

Signature

Printed Name	Social Security Number

Date